CONTACT:

David W. Fry	Van Negris & Company, Inc. (212) 759-0290
Senior Vice President, Treasurer	Van Negris / Lexi Terrero
and Chief Financial Officer
Flushing Financial Corporation	Broadgate Consulting (212) 493-6981
(718) 961-5400	Robert Cavosi

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS

2007 FIRST QUARTER RESULTS

LAKE SUCCESS, NY – April 30, 2007 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three months ended March 31, 2007.

Net income for the first quarter ended March 31, 2007 was $5.4 million, a decrease of $0.5 million, or 8.9%, from the $5.9 million earned in the first quarter of 2006, and an increase of $0.4 million, or 7.5%, from the $5.0 million earned in the fourth quarter of 2006. Diluted earnings per share for the first quarter was $0.27, a decrease of $0.06, or 18.2%, from the $0.33 earned in the comparable quarter a year ago, and an increase of $0.02, or 8.0%, from the $0.25 earned in the fourth quarter of 2006.

John R. Buran, President and Chief Executive Officer, stated: “Our institution performed well for the quarter, despite the ongoing unfavorable interest-rate environment. Many areas showed considerable strength and prospects for future growth. Credit quality remained strong with our non-performing loans remaining at a low 11 basis points as a percent of assets, the same as last quarter.

“The challenging interest-rate environment continued as the Treasury curve became more inverted during the first quarter as compared to the fourth quarter of 2006. Rates in the two-to-five year category dipped lower causing a more pronounced inversion. Deposit costs rose as rate-based competition continued in the New York market. These trends put additional pressure on our net interest margin, which declined two basis points from the prior quarter.

“It is noteworthy that this decline is the smallest sequential quarterly margin decline in two years, and if no further tightening by the Federal Reserve takes place, could portend a coming inflection point for us. This results from the concurrence of several positive trends in our business:

•	Our Bank’s differential between deposit market yields and the deposit portfolio yields has decreased causing less upward pressure on funding costs.
•	We have continued to diversify the mix of our loan portfolio to emphasize higher-yielding commercial real estate and business loans.
•	We have better evolved our funding sources to take advantage of rate differentials across markets.

“Our strategic initiatives have contributed to all of these trends. Our iGObanking.comTM internet bank is performing well, bringing in deposits at favorable interest rates. Our branches continue to grow core deposits, particularly our newly announced Best Rate Checking product. Our new branch on Roosevelt Avenue, part of our growing and successful Asian Banking initiative, is performing significantly better than expected. Our new branch in Forest Hills is our second most successful branch opening.

“We had a strong quarter of loan originations and purchases at $184 million, allowing us to overcome the margin deterioration to post our highest ever quarterly net interest income. Loans in process increased to $301 million, more than double that of the first quarter of 2006, with $46 million coming from new or expanded initiatives within our strategic plan.

“Development of our suite of products for businesses continued. A lockbox product was introduced during the quarter, and a remote capture product, Desktop Deposit, will be introduced in the second quarter.

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Flushing Financial Corporation

April 30, 2007

Page Two

“We elected the early adoption of SFAS No. 159 and 157 as of January 1, 2007. We selected the fair value measurement for certain pre-existing financial assets and financial liabilities, with fair values of $160.7 million and $120.1 million, respectively. As a result of this election, stockholders’ equity was reduced by $2.2 million as of January 1, 2007. Included in our earnings for this quarter is an incremental $0.02 per share associated with the adoption of SFAS No. 159. We believe that electing the fair value option will enable us to better manage our interest-rate risk, and will allow us to better react to changes in interest rates.

“In summary, we remain pleased with the direction and pace of change in the organization as we move toward a more “commercial-like” banking institution. We continue to expand and leverage our strengths in multicultural banking, and mixed-use and multi-family lending, as we remain focused on delivering long-term value to our shareholders.”

Earnings Summary - Three Months Ended March 31, 2007

For the three months ended March 31, 2007, net interest income was $17.3 million, an increase of $0.4 million, or 2.3%, from $16.9 million for the three months ended March 31, 2006. An increase in the average balance of interest-earning assets of $441.1 million, to $2,708.9 million, was partially offset by a decrease in the net interest spread of 42 basis points to 2.34% for the quarter ended March 31, 2007 from 2.76% for the comparable period in 2006. The yield on interest-earning assets increased 22 basis points to 6.61% for the three months ended March 31, 2007 from 6.39% in the three months ended March 31, 2006. However, this was more than offset by an increase in the cost of funds of 64 basis points to 4.27% for the three months ended March 31, 2007 from 3.63% for the comparable prior year period. The net interest margin decreased 42 basis points to 2.56% for the three months ended March 31, 2007 from 2.98% for the three months ended March 31, 2006. Excluding prepayment penalty income, the net interest margin would have been 2.46% and 2.82% for the three month periods ended March 31, 2007 and 2006, respectively.

The increase in the yield of interest-earning assets is primarily due to an increase of $460.3 million in the average balance of the loan portfolio to $2,372.6 million, combined with an $11.9 million decrease in the average balance of the lower-yielding securities portfolios. The yield on the mortgage loan portfolio increased 9 basis points to 6.83% for the three months ended March 31, 2007 from 6.74% for the three months ended March 31, 2006. This increase is due to the average rate on new loans originated during the past twelve months being above the average rate on both the loan portfolio and loans which were paid-in-full during the period. The yield on the mortgage loan portfolio, excluding prepayment penalty income, increased one basis point for the three months ended March 31, 2007 compared to the three months ended December 31, 2006. In an effort to increase the yield on interest-earning assets, we continued to fund a portion of the growth in the higher-yielding mortgage loan portfolio through repayments received on the lower-yielding securities portfolio.

The increase in the cost of interest-bearing liabilities is primarily attributed to the Federal Reserve increasing overnight rates for seventeen consecutive meetings through June 2006. Although the overnight rate remained at 5.25% since June 2006, the prior increases resulted in an increase in our cost of funds. Certificates of deposit, savings accounts and money market accounts increased 75 basis points, 44 basis points and 112 basis points, respectively, for the three months ended March 31, 2007 compared to the three months ended March 31, 2006, resulting in an increase in the cost of deposits of 79 basis points to 4.00% for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. The cost of borrowed funds also increased 34 basis points to 4.85% for the three months ended March 31, 2007 compared to the three months ended March 31, 2006. This was combined with the increase in the average balance of certificates of deposit of $216.0 million, while the average balance of borrowed funds increased $139.1 million. In addition, the combined average balances of lower-costing savings, money market and NOW accounts increased a total of $91.3 million.

The net interest margin for the three months ended March 31, 2007 declined two basis points to 2.56% from 2.58% for the quarter ended December 31, 2006. The yield on interest-earning assets increased two basis points during the quarter, while the cost of interest-bearing liabilities increased one basis point. Excluding prepayment penalty income, the net interest margin would have been 2.46% for the quarter ended March 31, 2007, the same as that for the quarter ended December 31, 2006.

Non-interest income increased $1.5 million, or 68.6%, for the three months ended March 31, 2007 to $3.7 million, as compared to $2.2 million for the quarter ended March 31, 2006. This was attributed to increases of: $0.8 million on the gain on securities primarily related to the adoption of SFAS No. 159, $0.2 million on BOLI due to the purchase of additional BOLI, $0.2 million in dividends received on Federal Home Loan Bank of New York (“FHLB-NY”) stock, $0.1 million in miscellaneous fees from loans which paid-in-full prior to maturity, and $0.2 million in Other Income.

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Flushing Financial Corporation

April 30, 2007

Page Three

Non-interest expense was $12.6 million for the three months ended March 31, 2007, an increase of $3.2 million, or 33.5%, from $9.4 million for the three months ended March 31, 2006. The increase from the comparable prior year period is primarily attributed to increases of: $1.4 million in employee salary and benefit expenses related to additional employees primarily related to five additional branches, additional employees for the business banking initiative and the internet banking division, $0.5 million in occupancy and equipment costs primarily related to increased rental expense, $0.2 million in depreciation primarily due to five additional locations, $0.2 in professional services, $0.2 million in data processing expense, and $0.1 million related to the adoption of SFAS No. 159. The efficiency ratio was 62.2% and 49.5% for the three month periods ended March 31, 2007 and 2006, respectively.

Net income for the three months ended March 31, 2007 was $5.4 million, a decrease of $0.5 million or 8.9%, as compared to $5.9 million for the three months ended March 31, 2006. Diluted earnings per share was $0.27 for the three months ended March 31, 2007, a decrease of $0.06, or 18.2%, from $0.33 in the three months ended March 31, 2006.

Return on average equity was 10.03% for the three months ended March 31, 2007 compared to 13.4% for the three months ended March 31, 2006. Return on average assets was 0.8% for the three months ended March 31, 2007 compared to 1.0% for the three months ended March 31, 2006.

Balance Sheet Summary

Effective January 1, 2007, the Company elected the early adoption of SFAS No. 157 and 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Upon adoption, the Company selected the fair value measurement option for various pre-existing financial assets and financial liabilities, including mortgage-backed securities with a fair value of $139.4 million, mutual funds with a fair value of $20.6 million, common stock with a fair value of $0.6 million, FHLB borrowings with a fair value of $98.8 million, and junior subordinated debt (commonly known as trust preferred securities) with a fair value of $21.3 million. On a going-forward basis, the Company currently plans to carry the financial assets and financial liabilities which will replace the above noted items at fair value, and will evaluate other purchases of investments and acquisition of new debt to determine if they should be carried at cost or fair value. The initial fair value measurement of these items resulted in a reduction of stockholders’ equity of $2.2 million as of January 1, 2007. This one-time charge is comprised of a $5.8 million cumulative-effect adjustment, net of tax, recorded as a reduction of retained earnings, partially offset by a $3.6 million reduction in accumulated other comprehensive loss related to the election of the fair value option for certain securities available for sale. The Bank’s regulatory capital was reduced $5.4 million as of January 1, 2007 as a result of the adoption of SFAS No. 159. The Bank remains well-capitalized under regulatory capital requirements after the adoption of SFAS No. 159.

At March 31, 2007, total assets were $2,941.0 million, an increase of $104.4 million, or 3.7%, from $2,836.5 million at December 31, 2006. Total loans, net increased $117.4 million, or 5.0%, during the first quarter ended March 31, 2007 to $2,442.1 million from $2,324.7 million at December 31, 2006. At March 31, 2007, loans in process totaled $300.8 million, compared to $146.7 million at March 31, 2006 and $291.9 million at December 31, 2006.

The following table shows loan originations and purchases for the periods indicated.

	For the three months
	ended March 31,
(In thousands)	2007	2006
Multi-family residential	$57,658	$34,030
Commercial real estate	38,674	42,257
One-to-four family – mixed-use property	43,554	32,802
One-to-four family – residential	7,245	4,159
Construction	11,100	14,604
Commercial business and other loans	25,482	11,994
Total	$183,713	$139,846

Loan purchases included in the table above totaled $9.1 million and $2.0 million for the quarters ended March 31, 2007 and 2006, respectively.

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Flushing Financial Corporation

April 30, 2007

Page Four

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s strict underwriting standards. As a result, the Bank has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. Non-performing assets were $3.1 million at March 31, 2007 compared to $3.1 million at December 31, 2006 and $1.9 million at March 31, 2006. Total non-performing assets as a percentage of total assets was 0.11% at March 31, 2007 compared to 0.11% at December 31, 2006 and 0.08% as of March 31, 2006. The ratio of allowance for loan losses to total non-performing loans was 224% at March 31, 2007, compared to 226% at December 31, 2006 and 329% at March 31, 2006.

During the quarter ended March 31, 2007, mortgage-backed securities decreased $10.2 million to $278.7 million, while other securities increased $1.1 million to $42.8 million. Principal repayments on the securities portfolio during the quarter have been reinvested in higher yielding loans. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $2,721.2 million at March 31, 2007, an increase of $103.1 million, or 3.9%, from December 31, 2006. During the quarter ended March 31, 2007, due to depositors increased $96.6 million to $1,841.0 million, primarily as a result of an increase of $53.5 million in certificates of deposit, of which $19.6 million were new brokered deposits, while core deposits increased $43.1 million. Borrowed funds decreased $6.4 million. In addition, mortgagors’ escrow deposits increased $12.7 million during the quarter ended March 31, 2007.

Total stockholders’ equity increased $1.3 million, or 0.6%, to $219.7 million at March 31, 2007 from $218.4 million at December 31, 2006. Net income of $5.4 million for the three months ended March 31, 2007 combined with a net after tax increase of $0.4 million on the market value of securities available for sale were partially offset by $0.6 million in treasury shares purchased through the Company’s stock repurchase program, a $2.2 million charge related to the adoption of SFAS No. 159, and $2.3 million of cash dividends declared and paid during the three months ended March 31, 2007. The exercise of stock options increased stockholders’ equity by $0.2 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per share was $10.41 at March 31, 2007, compared to $10.34 per share at December 31, 2006 and $9.23 per share at March 31, 2006.

Under its current stock repurchase program, the Company repurchased 38,000 shares during the quarter ended March 31, 2007, at a total cost of $0.6 million, or an average of $16.52 per share. At March 31, 2007, 362,050 shares remain to be repurchased under the current stock repurchase program. Through March 31, 2007, the Company had repurchased approximately 48% of the common shares issued in connection with the Company’s initial public offering at a cost of $118.6 million.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through fourteen banking offices located in Queens, Brooklyn, Manhattan and Nassau County, and its internet banking division, “iGObanking.comTM”.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

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Flushing Financial Corporation	April 30, 2007 – Page Five

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Cash and due from banks	$ 23,131	$ 29,251
Securities available for sale:
Mortgage-backed securities	278,670	288,851
Other securities	42,797	41,736
Loans:
Multi-family residential	912,376	870,912
Commercial real estate	547,503	519,552
One-to-four family - mixed-use property	619,293	588,092
One-to-four family - residential	159,813	161,889
Co-operative apartments	7,876	8,059
Construction	107,211	104,488
Small Business Administration	17,326	17,521
Commercial business and other	66,752	50,899
Net unamortized premiums and unearned loan fees	10,966	10,393
Allowance for loan losses	(6,984)	(7,057)
Net loans	2,442,132	2,324,748
Interest and dividends receivable	13,041	13,332
Bank premises and equipment, net	24,777	23,042
Federal Home Loan Bank of New York stock	35,665	36,160
Bank owned life insurance	40,945	40,516
Goodwill	14,819	14,818
Core deposit intangible	3,162	3,279
Other assets	21,827	20,788
Total assets	$ 2,940,966	$ 2,836,521

LIABILITIES
Due to depositors:
Non-interest bearing	$ 70,916	$ 80,061
Interest-bearing:
Certificate of deposit accounts	1,156,477	1,102,976
Savings accounts	289,073	262,980
Money market accounts	268,848	251,197
NOW accounts	55,680	47,181
Total interest-bearing deposits	1,770,078	1,664,334
Mortgagors' escrow deposits	32,481	19,755
Borrowed funds	826,016	832,413
Other liabilities	21,729	21,543
Total liabilities	2,721,220	2,618,106

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 21,165,052 shares and 21,165,052 shares issued at March 31, 2007 and December 31,
2006, respectively; 21,113,435 shares and 21,131,274 shares outstanding at
March 31, 2007 and December 31, 2006, respectively)	212	212
Additional paid-in capital	71,202	71,079
Treasury stock (51,617 shares and 33,778 shares at March 31, 2007
and December 31, 2006, respectively)	(863)	(592)
Unearned compensation	(2,700)	(2,897)
Retained earnings	154,060	156,879
Accumulated other comprehensive loss, net of taxes	(2,165)	(6,266)
Total stockholders' equity	219,746	218,415

Total liabilities and stockholders' equity	$ 2,940,966	$ 2,836,521

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Flushing Financial Corporation	April 30, 2007 – Page Six

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	For the three months
	ended March 31,
	2007	2006

Interest and dividend income
Interest and fees on loans	$40,664	$32,265
Interest and dividends on securities:
Interest	3,926	3,700
Dividends	102	77
Other interest income	99	170
Total interest and dividend income	44,791	36,212

Interest expense
Deposits	17,419	11,510
Other interest expense	10,067	7,787
Total interest expense	27,486	19,297

Net interest income	17,305	16,915
Provision for loan losses	-	-
Net interest income after provision for loan losses	17,305	16,915

Non-interest income
Loan fee income	712	630
Banking services fee income	387	371
Net gain on sale of loans held for sale	121	123
Net gain on sale of loans	47	27
Net gain on securities	876	81
Federal Home Loan Bank of New York stock dividends	575	379
Bank owned life insurance	429	270
Other income	575	326
Total non-interest income	3,722	2,207

Non-interest expense
Salaries and employee benefits	6,147	4,754
Occupancy and equipment	1,625	1,109
Professional services	1,196	967
Data processing	844	638
Depreciation and amortization	593	367
Other operating expenses	2,189	1,597
Total non-interest expense	12,594	9,432

Income before income taxes	8,433	9,690

Provision for income taxes
Federal	2,647	2,941
State and local	400	838
Total taxes	3,047	3,779

Net income	$5,386	$5,911

Basic earnings per share	$0.28	$0.33
Diluted earnings per share	$0.27	$0.33
Dividends per share	$0.12	$0.11

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Flushing Financial Corporation	April 30, 2007 – Page Seven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands Except Share Data)

(Unaudited)

	At or for the three months
	Ended March 31,
	2007		2006
Per Share Data
Basic earnings per share	$0.28		$0.33
Diluted earnings per share	$0.27		$0.33
Average number of shares outstanding for:
Basic earnings per share computation	19,548,772		17,766,352
Diluted earnings per share computation	19,806,795		18,078,079
Book value per share (based on 21,113,435
and 19,502,512 shares outstanding at
March 31, 2007 and 2006, respectively)	$10.41		$9.23

Average Balances
Total loans, net	$2,372,603		$1,912,298
Total interest-earning assets	2,708,870		2,267,801
Total assets	2,870,679		2,369,196
Total due to depositors	1,715,197		1,407,830
Total interest-bearing liabilities	2,572,517		2,123,976
Stockholders' equity	214,736		176,598

Performance Ratios (1)
Return on average assets	0.75%		1.00%
Return on average equity	10.03		13.39
Yield on average interest-earning assets	6.61		6.39
Cost of average interest-bearing liabilities	4.27		3.63
Interest rate spread during period	2.34		2.76
Net interest margin	2.56		2.98
Non-interest expense to average assets	1.75		1.59
Efficiency ratio	62.24		49.54
Average interest-earning assets to average
interest-bearing liabilities	1.05	X	1.07	X

(1)	Ratios for the quarters ended March 31, 2007 and 2006 are presented on an annualized basis.

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Flushing Financial Corporation	April 30, 2007 – Page Eight

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	At or for the three	At or for the year
	months ended	ended
	March 31, 2007	December 31, 2006

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	6.70%	6.91%
Leverage and core capital (minimum requirement = 3%)	6.70	6.91
Total risk-based capital (minimum requirement = 8%)	10.54	10.99

Capital ratios:
Average equity to average assets	7.48%	7.58%
Equity to total assets	7.47	7.70

Asset quality:
Non-performing loans	$3,112	$3,126
Non-performing assets	3,112	3,126
Net charge-offs	73	81

Asset quality ratios:
Non-performing loans to gross loans	0.13%	0.13%
Non-performing assets to total assets	0.11	0.11
Allowance for loan losses to gross loans	0.29	0.30
Allowance for loan losses to non-performing assets	224.43	225.72
Allowance for loan losses to non-performing loans	224.43	225.72

Full-service customer facilities	14	12

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Flushing Financial Corporation	April 30, 2007 – Page Nine

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES

NET INTEREST MARGIN

(Dollars in Thousands)

(Unaudited)

	For the three months ended March 31,
	2007				2006
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,300,636	$39,264	6.83%		$1,882,414	$31,720	6.74%
Other loans, net (1)	71,967	1,400	7.78		29,884	545	7.29
Total loans, net	2,372,603	40,664	6.86		1,912,298	32,265	6.75
Mortgage-backed securities	285,329	3,473	4.87		302,398	3,392	4.49
Other securities	42,585	555	5.21		37,407	385	4.12
Total securities	327,914	4,028	4.91		339,805	3,777	4.45
Interest-earning deposits and
federal funds sold	8,353	99	4.74		15,698	170	4.33
Total interest-earning assets	2,708,870	44,791	6.61		2,267,801	36,212	6.39
Other assets	161,809				101,395
Total assets	$2,870,679				$2,369,196

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$274,265	1,291	1.88		$267,529	963	1.44
NOW accounts	48,074	94	0.78		40,425	50	0.49
Money market accounts	253,062	2,484	3.93		176,120	1,238	2.81
Certificate of deposit accounts	1,139,796	13,528	4.75		923,756	9,244	4.00
Total due to depositors	1,715,197	17,397	4.06		1,407,830	11,495	3.27
Mortgagors' escrow accounts	27,666	22	0.32		25,629	15	0.23
Total deposits	1,742,863	17,419	4.00		1,433,459	11,510	3.21
Borrowed funds	829,654	10,067	4.85		690,517	7,787	4.51
Total interest-bearing liabilities	2,572,517	27,486	4.27		2,123,976	19,297	3.63
Non interest-bearing deposits	65,303				54,086
Other liabilities	18,123				14,536
Total liabilities	2,655,943				2,192,598
Equity	214,736				176,598
Total liabilities and equity	$2,870,679				$2,369,196

Net interest income /
net interest rate spread		$17,305	2.34%			$16,915	2.76%

Net interest-earning assets /
net interest margin	$136,353		2.56%		$143,825		2.98%

Ratio of interest-earning assets to
interest-bearing liabilities			1.05	X			1.07	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.7 million and $0.9 million for the three-month periods ended March 31, 2007 and 2006, respectively.

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